As filed with the U.S. Securities and Exchange Commission on October 08, 2026.

Registration No. 333-298840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Elevation Acquisition Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19505 Biscayne Blvd, Suite 2350
Aventura, FL 33180
Telephone: (212) 785-4680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony J. Sarkis
Chief Executive Officer
19505 Biscayne Blvd, Suite 2350
Aventura, FL 33180
Telephone: (212) 785-8090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Alexandra Low Appleby (Cayman) Ltd. 9th Floor, 60 Nexus Way, Camana Bay KY1-1104, Cayman Islands Telephone: (345) 949-4900	David Danovitch Charles Chambers Jr. Sullivan & Worcester LLP 1251 Avenue of the Americas 19th Floor New York, New York 10020 Tel.: (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-298840) of Elevation Acquisition Group Inc. (the “Registration Statement”) is being filed as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$250,000
Nasdaq listing and filing fees	$75,000
Printing and engraving expenses	$25,000
Accounting fees and expenses	$45,000
FINRA/SEC filing fees	$50,000
Reimbursement for underwriter expenses	$100,000
Miscellaneous expenses	$55,000
TOTAL	$600,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On July 15, 2026, we issued a promissory note to our sponsor in the amount of $75,000 to cover certain of our offering costs. On February 9, 2026, our sponsor acquired 5,750,000 founder shares for an aggregate purchase price of $25,000. Effective August 4, 2026, our sponsor transferred to our directors and officers an aggregate of 770,000 founder shares, including: (i) 350,000 founder shares transferred to and purchased by our Chief Executive Officer and member of the board of directors, (ii) 100,000 founder shares transferred to and purchased by our Chief Financial Officer and member of the board of directors, (iii) 200,000 founder shares transferred to and purchased by our independent director and chairman nominee, and (iv) 60,000 transferred to and purchased by each of Francis Knuettel II, our independent director nominee, and another independent director nominee. On August 25, 2026, our sponsor forfeited 1,916,667 founder shares for no consideration. As a result, the effective purchase price per founder share is $0.007. On September 21, 2026, the independent director nominee forfeited the 60,000 previously transferred to him. On September 23, 2026, 60,000 founder shares were transferred by our sponsor to and purchased by Christina Favilla, one of our independent director nominees. As of September 23, 2026, our sponsor had transferred an aggregate of 770,000 founder shares. Prior to the consummation of this offering, our sponsor will forfeit an aggregate of 850,000 founder shares and the at-risk capital investors will purchase 850,000 founder shares for $0.007 per founder share (of which 150,000 founder shares will be purchased by the Maxim Individuals and 700,000 founder shares will be purchased by the third party investors). The number of founder shares issued was determined based on the expectation that the founder shares would represent 25% of the outstanding ordinary shares upon completion of this offering (excluding the private placement shares underlying the private placement units and the representative shares). Our sponsor, directors and officers, Maxim and the at-risk capital investors are each accredited investors for purposes of Rule 501 of Regulation D, or otherwise subject to an exemption from the registration of the sale of securities under the Securities Act. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

In addition, the members of the Sponsor Group, Maxim or its designees, and the at-risk capital investors have committed, pursuant to written agreements, to purchase an aggregate of 315,000 private placement units, or 337,500 private placement units if the underwriters’ over-allotment option is exercised in full (an aggregate of 130,000 private placement units to be purchased by the members of the Sponsor Group, or 137,500 private placement units if the underwriters’ over-allotment option is exercised in full; 100,000 private placement units to be purchased by Maxim or 115,000 private placement units if the underwriters’ over-allotment option is exercised in full; and, 85,000 private placement units to be purchased by the at-risk capital investors, whether or not the underwriters’ over-allotment option is exercised), at a price of $10.00 per unit for a total purchase price of $3,150,000 (or $3,375,000 if the underwriters’ over-allotment is exercised in full) in a private placement that will close immediately prior to the closing of this offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid or will be paid with respect to such sales.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association
3.2*	Form of Amended and Restated Memorandum and Articles of Association
4.1*	Specimen Unit Certificate
4.2*	Specimen Class A Ordinary Share Certificate
4.3*	Specimen Right Certificate (included as an Exhibit to Exhibit 4.4)
4.4*	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1*	Opinion of Loeb & Loeb LLP
5.2*	Opinion of Appleby (Cayman) Ltd., Cayman Islands legal counsel to the Registrant
10.1*	Form of Letter Agreement between the Registrant, each of the Registrant’s officers and directors, Elevation Group Sponsor, LLC, Maxim Group, LLC and the at-risk capital investors signatory thereto
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.3*	Form of Registration Rights Agreement among the Registrant, Elevation Group Sponsor, LLC, Maxim Group, LLC, the at-risk capital investors, and certain other holders name therein
10.4*	Securities Subscription Agreement, dated February 9, 2026, between the Registrant and Elevation Group Sponsor, LLC
10.5*	Promissory Note, dated July 15, 2026, from Registrant to Elevation Group Sponsor, LLC
10.6*	Form of Private Placement Units Purchase Agreement between the Registrant and Elevation Group Sponsor, LLC and the officers and directors of the Registrant named therein
10.7*	Form of Private Placement Units Purchase Agreement between the Registrant and Maxim Group LLC
10.8**	Form of Subscription Agreement between the Registrant and the at-risk capital investor named therein
10.9*	Form of Administrative Services Agreement between the Registrant and Elevation Group Sponsor, LLC
10.10*	Form of Indemnity Agreement
10.11*	Amended and Restated Offer Letter to Anthony J. Sarkis dated September 1, 2026
10.12*	Amended and Restated Securities Transfer Agreement between Elevation Group Sponsor, LLC and Anthony J. Sarkis dated September 1, 2026
10.13*	Amended and Restated Securities Transfer Agreement between Elevation Group Sponsor, LLC and Joseph Yankovich dated September 1, 2026
10.14*	Amended and Restated Offer Letter to Francis Knuettel II dated September 1, 2026
10.15*	Amended and Restated Securities Transfer Agreement between Elevation Group Sponsor, LLC and Francis Knuettel II dated September 1, 2026
10.16*	Amended and Restated Offer Letter to Matthew J. Kearney dated September 1, 2026
10.17*	Amended and Restated Securities Transfer Agreement between Elevation Group Sponsor, LLC and Matthew J. Kearney dated September 1, 2026
10.18*	Offer Letter to Christina Favilla dated September 23, 2026
10.19*	Securities Transfer Agreement between Elevation Group Sponsor, LLC and Christina Favilla dated September 23, 2026
14*	Form of Code of Ethics
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.3*	Consent of Appleby (Cayman) Ltd., Cayman Islands legal counsel to the Registrant (included in Exhibit 5.2)
99.1*	Form of Audit Committee Charter
99.2*	Form of Compensation Committee Charter
99.3*	Form of Nominating and Corporate Governance Committee Charter
99.4*	Consent of Christina Favilla to be named as director nominee
99.5*	Consent of Matthew Kearny to be named as director nominee
99.6*	Consent of Francis Knuettel II to be named as director nominee
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aventura, Florida, on the 8th day of October, 2026.

Elevation Acquisition Group Inc.

By:	/s/ Anthony J. Sarkis
Name:	Anthony J. Sarkis
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Anthony J. Sarkis	Chief Executive Officer and Director	October 08, 2026
Anthony J. Sarkis	(Principal executive officer)

/s/ Joseph Yankovich	Chief Financial Officer and Director	October 08, 2026
Joseph Yankovich	(Principal financial and accounting officer)

Authorized Representative in The United States

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Elevation Acquisition Group Inc. in the city of Aventura, State of Florida, on the 8th day of October, 2026.

Elevation Acquisition Group Inc.

By:	/s/ Anthony J. Sarkis
Name:	Anthony J. Sarkis
Title:	Chief Executive Officer

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